EXHIBIT 11.1


                                    INTERMET CORPORATION

                           COMPUTATION OF EARNINGS PER COMMON SHARE

                             (In thousands, except per share data)

                                       Three months ended     Six months ended
                                       ------------------     ----------------
                                        July 4     July 3    July 4     July 3
                                         1993       1994      1993       1994
                                        ------     ------     -----     ------

      Net income                      $  1,213   $  2,439    $ 1,933   $ 4,149
                                      ========   ========    =======   =======
      Weighted average number of
        shares outstanding              24,569     24,581     24,557    24,579

      Dilutive effect of
        outstanding options                154         76        163        99
                                      --------    -------     ------    ------

      Weighted average number of
        shares and equivalent
        shares outstanding              24,723     24,657     24,720    24,678
                                      ========    =======   ========  ========

      Earnings per share              $   0.05    $  0.10   $   0.08  $   0.17
                                      ========    =======   ========  ========